Exhibit 10.7

Certain identified information has been excluded from this exhibit pursuant to Item 601(b)(10) of Regulation S-K under the Securities Act of 1933, as amended, because it is both not material and is the type that the registrant treats as private or confidential. Information that was omitted has been noted in this document with a placeholder identified by the mark “[***]”.

DATED: 6th March 2020

GABI TRADING LIMITED

and

XBT PROVIDER AB (PUBL)

Agreement

relating to Collateral Management

Table of Contents

1.	Definitions and Interpretation	1
2.	Effectiveness and Term	4
3.	Issue of Certificates	4
4.	Restrictions on Issue of Certificates	4
5.	Collateral Obligations	5
6.	Reporting Obligations	6
7.	Repurchase of Certificates	6
8.	Liquidity and Marketing Services	6
9.	Calculation Agency Services	7
10.	Fees	7
11.	Taxes	7
12.	Compliance with Laws and Regulations	7
13.	Termination	8
14.	Representations and Warranties	8
15.	Amendments	9
16.	Assignment	9
17.	Notices	9
18.	Entire Agreement	10
19.	General	10
20.	Governing Law and Jurisdiction	11
21.	Counterparts	11

-i-

THIS AGREEMENT is made the 6 day of March 2020 between:

(1)	GABI TRADING LIMITED (formerly known as XBT Inhouse (Jersey) Limited), a company incorporated under the laws of Jersey (with registered number 122384) and whose registered office is 3rd Floor, 2 Hill Street, St. Helier, Jersey, JE2 4UA, Channel Islands (“GABI Trading”); and

(2)	XBT PROVIDER AB (PUBL), a company incorporated under the laws of Sweden (with registered number 559001-3313), whose registered address is Artillerigatan 6, 114 51 Stockholm, Sweden, and which has a permanent establishment in Jersey (“XBT” or the “Issuer”)

(each a “Party” and together the “Parties”)

WHEREAS:

(A)	The CoinShares Group and in particular, its member company GABI Trading, have agreed with XBT that it will create, on their behalf, pursuant to a base prospectus dated 17 May 2019 an Issuance Programme (the “Programme”) for the issue of Certificates tracking one or more of the “Tracked Digital Currencies” (as defined in the Base Prospectus).

(B)	GABI Trading is supported by the CoinShares Group in connection with the Program, including strategy, structuring, administrative, legal, compliance, and other material services necessary to establish, develop and operate the Programme and such services are documented by a series of Service Level Agreements with GABI Trading by and among members of the CoinShares Group.

(C)	GABI Trading and the Issuer have agreed that GABI Trading shall be entitled to receive and retain all amounts received in consideration for the sale of Certificates and in return shall be obliged to the Issuer in respect of all Settlement Amounts due on redemption of such Certificates, all as provided in and on the terms and conditions set out in this Agreement.

(D)	Pursuant to the Conditions (as defined herein) in respect of the Certificates of each Series, a fee is determined (the “Fee”) and receivable by way of a daily reduction in the Settlement Amount otherwise payable by the Issuer as at any time in relation to such Certificates.

(E)	In consequence of the agreement referred to in Recital (B), amounts equal to the Fee in respect of the Certificates of each Series will automatically accrue to GABI Trading by way of a daily reduction in the Settlement Amounts otherwise payable by GABI Trading as at any time pursuant to this Agreement.

1.	DEFINITIONS AND INTERPRETATION

Definitions

1.1.	In this Agreement, the following words and expressions have the following meanings:

Approvals	permissions, approvals, licenses and registrations from and with any competent governmental or regulatory bodies

Base Prospectus	the unofficial English translation of the Issuer’s base prospectus dated 17 May 2019 in the form initialled for identification by or on behalf of the Parties, and the unofficial English translation of any replacement thereof or supplement thereto in the form initialled for identification by or on behalf of the Parties

Business Day	in respect of any Certificate has the meaning given in the Conditions applicable to such Certificate and otherwise a day (other than a Saturday or a Sunday) on which commercial banks and foreign exchange markets settle payments and are open for general business (including dealings in foreign exchange and foreign currency deposits) in the UK, the Channel Islands and Sweden.

Certificates	has the meaning given in the Base Prospectus

Collateral	assets held by GABI Trading pursuant to Clause 5

Conditions	the terms and conditions of the Certificates as set out in Part 9 of the Base Prospectus as adjusted, supplemented and completed for any particular Series by its Final Terms and reference to any numbered Condition shall be interpreted accordingly

Converted and Averaged Digital Currency Price	in respect of any Tracked Digital Currency and Certificate has the meaning given in the Conditions applicable to such Certificate

Definitive Base Prospectus	the base prospectus of the Issuer dated 17 May 2019 and any replacement thereof or supplement thereto

Fee	in respect of any Certificate has the meaning given in the Conditions applicable to such Certificate

Final Terms	in respect of any Series has the meaning given in the Base Prospectus

Issuer’s Costs	the actual costs incurred by the Issuer in relation to:

(a)	the issue of the Certificates;

(b)	compliance by the Issuer with the terms of the Certificates;

(c)	book-keeping and payment services; and

(d)	performance by the Issuer of its obligations under this Agreement

Monthly Management Fee	the aggregate Fee payable in respect of each Series of Certificates pursuant to the Conditions in respect of each calendar month

Monthly Report	each report required by Clause 6.1

outstanding	in relation to any Certificates means that such Certificate has been issued and not been redeemed or repurchased as part of the Programme

Series	in respect of any Certificates has the meaning given in the Base Prospectus

Settlement Amount	in respect of any Certificate has the meaning given in the Conditions as applicable to such Certificate

Tax	any tax, duty, assessment or charge of whatsoever nature (including, without limitation, any tax on income, profits, gains, net wealth, asset values or turnover, value added tax, stamp duty, stamp duty reserve tax, excise, severance, sales, use, transfer, documentary, recording tax or duty or any other similar tax, duty or charge) imposed, levied, collected, withheld or assessed by any government, applicable tax authority or jurisdiction

Tracked Digital Currencies	has the meaning given in the Base Prospectus

Interpretation

1.2.	The following rules shall apply to the interpretation of this Agreement unless the context otherwise requires:

(a)	Headings to Clauses, paragraphs, schedules and other provisions of this Agreement are inserted for ease of reference only and shall not affect the interpretation of this Agreement.

(b)	Any reference to a person or persons includes reference to any individual, corporation, partnership, joint venture, association, public body, governmental authority or other entity.

(c)	Words in the singular shall also include the plural and vice versa.

(d)	Words in the masculine gender shall also include the feminine gender and vice versa.

(e)	Any reference to a Clause or Schedule is a reference to a clause or schedule of this Agreement.

(f)	Any reference in a Schedule to a paragraph is (unless otherwise specified) a reference to a paragraph of that Schedule.

(g)	Any reference to this Agreement or to any other agreement or document (other than the Base Prospectus) includes a reference to this Agreement, or, as the case may be, such other agreement or document, as amended, varied, novated, supplemented or replaced from time to time.

(h)	Any reference in this Agreement to any statute or any provision of any statute includes a reference to any statutory modification or re-enactment thereof or any statutory instrument, order or regulation made thereunder or under any such modification or re-enactment.

(i)	Unless otherwise indicated, any reference in this Agreement to a time is a reference to local time in the UK and the Channel Islands.

Non Waiver

1.3.	No failure or delay by any Party in exercising any right or remedy provided by law under or pursuant to this Agreement shall impair such right or remedy or operate or be construed as a waiver or variation of such right or remedy or preclude its exercise at any subsequent time and no single or partial exercise of any such right or remedy shall preclude any other or further exercise of it or the exercise of any other right or remedy.

Consequence of unenforceability

1.4.	If at any time any provision of this Agreement shall be found by any court or administrative body of competent jurisdiction to be invalid, illegal or unenforceable:

(a)	such invalidity, illegality or unenforceability shall not affect the other provisions of this Agreement which shall remain in full force and effect; and

(b)	the Parties shall attempt to substitute for any invalid, illegal or unenforceable provision a valid, legal or enforceable provision which achieves to the greatest extent possible the same effect as would have been achieved by the invalid, illegal or unenforceable provision.

2.	EFFECTIVENESS AND TERM

This Agreement shall have effect from 1 July 2019 and continue in effect until terminated in accordance with Clause 13.

3.	ISSUE OF CERTIFICATES

3.1.	The Issuer undertakes to issue Certificates only to GABI Trading. Such Certificates shall be issued to GABI Trading on a nil-paid basis and shall be held by GABI Trading, until sale or transfer by GABI Trading, for the account of the Issuer. While held by GABI Trading, GABI Trading shall not be entitled to receive any payment from the Issuer in respect of such Certificates pursuant to Condition 5, 6, 7 or 8 and such Certificates shall not be treated as “outstanding” for the purposes of this Agreement. If GABI Trading receives any monies in contravention of this Clause it shall immediately pay those monies to the Issuer.

3.2.	Notwithstanding Clause 3.1 and Clause 7.2, GABI Trading shall be entitled to sell or transfer Certificates issued to it in accordance with Clause 3.1 or purchased by it in accordance with Clause 7.1 or held by it as at the date hereof and to retain any amounts received by it in consideration for such sale or transfer. Upon any such sale or transfer, such Certificates shall be treated as “outstanding” for the purposes of this Agreement.

3.3.	GABI Trading may not sell or transfer any Certificates pursuant to Clause 3.2 at any time at a price less than the aggregate applicable Settlement Amount at that time. Any sale or transfer made in breach of the requirements in this paragraph 3.3 shall be void and notwithstanding any contrary provisions of the Conditions the Issuer may refuse to recognise the purchaser or transferee as the holder of such Certificates.

4.	RESTRICTIONS ON ISSUE OF CERTIFICATES

4.1.	The Issuer undertakes with GABI Trading not to issue Final Terms in respect of any Certificate without the consent of GABI Trading, which may be withheld for any reason in its sole discretion.

4.2.	The Issuer further undertakes not to amend or vary the terms or conditions applicable to any Certificate without the consent of GABI Trading, which may be withheld for any reason in its sole discretion.

4.3.	In the event of any breach of the undertakings in this Clause 4, GABI Trading shall not have any greater obligation under Clauses 5, 6 and 7 than it would have had had such undertakings not been so breached.

5.	COLLATERAL OBLIGATIONS

5.1	GABI Trading undertakes to maintain assets backing its obligations to the Issuer under Clause 7.1 as follows:

(a)	in respect of each Series, GABI Trading shall at all times hold a combination of the relevant Tracked Digital Currency, financial products representing delta 1 exposure to the Tracked Digital Currency (whether listed or unlisted and excluding any Certificate issued by XBT covered under this Agreement), futures contracts, options and other derivatives and cash of the applicable type having an aggregate Converted and Averaged Digital Currency Price value equal to not less than 100 per cent. of the aggregate applicable Settlement Amount of all outstanding Certificates referencing each Tracked Digital Currency of the applicable type at such time, subject to paragraphs (b) to (g) below, provided, however, that GABI Trading may hold less than 100% in such situations as are required but such deficiency may not exceed USD$1,000,000 and must be reported to XBT at the end of each month in the report required by Clause 6.1.

For this purpose, each Tracked Digital Currency shall be valued at its Converted and Averaged Digital Currency Price, futures contracts, swap and options in respect of any Tracked Digital Currency shall be valued at their mark to market value and cash shall be valued in the currency in which it is held. In the case of futures, swaps and other derivatives as appropriate, these can be netted off against the spot exposure of the relevant digital currency to which they relate.

(b)	GABI Trading shall hold (including Tracked Digital Currency lent out pursuant to paragraph (e) below) Tracked Digital Currency of the applicable type or financial products representing delta 1 exposure to the Tracked Digital Currency of the applicable type (whether listed or unlisted and excluding any Certificate issued by XBT covered under this Agreement) having an aggregate Converted and Averaged Digital Currency Price equal to not less than 75 per cent. of the aggregate applicable Settlement Amount of all outstanding Certificates referencing each Tracked Digital Currency of the applicable type;

(c)	notwithstanding paragraph (b) above GABI Trading may lend out (whether in traditional loan format or via short term sale and repurchase agreements (so-called repo transactions) Tracked Digital Currency acquired by it for the purposes of paragraph (a and b), provided that in respect of each Series GABI Trading may not lend more than 35 per cent of the aggregate applicable Settlement Amount of all outstanding Certificates of such Series at such time, provided that the terms of any loans of Tracked Digital Currency made by GABI Trading comply with the requirements of Part D of Schedule 2;

(d)	GABI Trading shall hold the remaining 25 percent of the aggregate of the amount of Tracked Digital Currency of the applicable type in such proportion of futures, options derivatives or cash as GABI Trading may, at its absolute discretion, decide, provided, however, that cash shall not exceed 5% percent of the aggregate of the amount of Tracked Digital Currency of the applicable type of held by it;

(e)	Tracked Digital Currency held pursuant to paragraph (a) must meet the requirements of Part A of Schedule 2 (as amended from time to time as agreed by the Parties);

(f)	Futures contracts and options held pursuant to paragraph (d) must meet the requirements of Part B of Schedule 2 (as amended from time to time as agreed by the Parties);

(g)	Cash held pursuant to paragraph (d) must meet the requirements of Part C of Schedule 2 (as amended from time to time as agreed by the Parties).

6.	REPORTING OBLIGATIONS

6.1.	GABI Trading undertakes to prepare and issue to the Issuer, within 10 Business Days of the end of each calendar month, a report as at and covering such calendar month, in the form specified in Schedule 1 or with such amendments thereto as may be agreed by the Parties.

6.2.	The issue of each Monthly Report shall constitute a representation and warranty by GABI Trading that the consents of such report are true, accurate and complete.

6.3.	The Issuer may, on not less than one month’s written notice, require GABI Trading to provide an independent report from such entity as the parties may mutually agree reporting on GABI Trading’s compliance with Clause 5. The Issuer shall not require more than two such reports in any six-month period.

7.	REPURCHASE OF CERTIFICATES

7.1.	At any time when the Issuer is obliged in respect of any outstanding Certificate pursuant to the Conditions applicable to such outstanding Certificate, to redeem or purchase that outstanding Certificate from the holder thereof, GABI Trading undertakes to purchase such outstanding Certificate and to pay to the holder thereof the applicable Settlement Amount in accordance with the applicable Conditions mutatis mutandis.

7.2.	Upon such purchase by GABI Trading, GABI Trading shall hold such Certificate for the account of the Issuer. While held by GABI Trading, GABI Trading shall not be entitled to receive any payment from the Issuer in respect of such Certificates pursuant to Condition 5, 6, 7 or 8 and such Certificates shall not be treated as “outstanding” for the purposes of this Agreement. If GABI Trading receives any monies in contravention of this Clause it shall immediately pay those monies to the Issuer.

8.	LIQUIDITY SERVICES

8.1.	GABI Trading undertake to the Issuer to provide liquidity services in respect of the Certificates of each Series by:

(a)	purchasing Certificates of each Series from the Issuer or from investors in the secondary market at such price as GABI Trading may determine in its sole discretion;

(b)	holding Certificates of each Series in inventory (in accordance with Clause 3) and making the same available to investors in the secondary market; and

(c)	purchasing Certificates from time to time in accordance with Clause 7.

8.2.	Upon any purchase of Certificates in accordance with Clause 8.1(a), GABI Trading shall hold such Certificates for the account of the Issuer. While held by GABI Trading, GABI Trading shall not be entitled to receive any payment from the Issuer in respect of such Certificates pursuant to Condition 5, 6, 7 or 8 and such Certificates shall not be treated as “outstanding” for the purposes of this Agreement. If GABI Trading receives any monies in contravention of this Clause it shall immediately pay those monies to the Issuer.

8.3.	The Issuer acknowledges that GABI Trading is not a market-maker and this Clause does not oblige GABI Trading to make a market on any exchange in the Certificates or any of them.

9.	CALCULATION AGENCY SERVICES

9.1.	The Issuer represents to GABI Trading that in respect of each Series of Certificates it is the Calculation Agent in accordance with the Conditions.

9.2.	GABI Trading undertakes to the Issuer that it will perform all the functions of Calculation Agent necessary to enable the Issuer to comply with its obligations as Calculation Agent in respect of the Certificates, and the Issuer undertakes to adopt all calculations made by GABI Trading pursuant to this paragraph as its own for the purposes of the Issuer’s obligations as such Calculation Agent.

9.3.	All calculations and determinations made by GABI Trading pursuant to paragraph 9.2 shall apply mutatis mutandis to the obligations of GABI Trading under Clauses 5, 6 and 7.

10.	FEES

10.1.	[***]

10.2.	[***]

11.	TAXES

11.1.	All monies payable under this Agreement shall be paid in full, free and clear of and without any withholding or deduction for or on account of, any present or future Taxes, unless such deduction or withholding is required by law. Neither party shall be under any obligation to “gross-up ” any payment as a result of any such deduction or withholding required by law.

11.2.	Each Party is responsible for its own liability to Taxes. The Parties shall take all reasonable and appropriate steps to minimize the amount of any withholding tax payable in respect of the performance of the obligations provided for in this Agreement (including, without limitation, providing any certificate or other documentation required in order to obtain a reduction to, or credit for, any withholding tax).

12.	COMPLIANCE WITH LAWS AND REGULATIONS

12.1.	Each Party shall obtain, and maintain, in its own name any Approvals necessary for the performance of its obligations under this Agreement; and

12.2.	Each Party shall comply with all applicable laws and regulations when performing its obligations under this Agreement.

13.	TERMINATION

13.1.	This Agreement may be terminated by either Party on not less than six months’ written notice to the other Party in accordance with Clause 17.

13.2.	This Agreement may also be terminated immediately by either Party (the “Non-Defaulting Party”) giving written notice to the other Party (the “Defaulting Party”) in accordance with Clause 17 in the event of:

(a)	the property, or any part of the same, of the Defaulting Party being declared en désastre;

(b)	the Defaulting Party becoming insolvent, bankrupt or going into liquidation (a voluntary liquidation for the purpose of reconstruction or amalgamation upon terms previously approved in writing by the Non-Defaulting Party);

(c)	a receiver being appointed over any of the Defaulting Party’s assets;

(d)	the making of any arrangement with or for the benefit of the Defaulting Party’s creditors;

(e)	the occurrence of some event having equivalent or analogous effect to any of those in paragraphs (a) to (d) inclusive;

(f)	the Defaulting Party committing a material breach of this Agreement and (if such breach shall be capable of remedy) the Defaulting Party not making good such breach within thirty days of service upon the Defaulting Party of notice requiring the remedy of such breach;

(g)	the performance by the Defaulting Party of its obligations hereunder being in breach of any applicable law or regulation; or

13.3.	Termination of this Agreement, howsoever occurring, shall be without prejudice to any antecedent liability of the Parties. GABI Trading shall be entitled to retain its pro rata proportion of GABI’s Fee and shall account to the Issuer for the Monthly Issuer’s Fee, in each case up to the effective date of termination.

13.4.	On termination of this Agreement, GABI Trading shall also deliver to the Issuer or as it may direct Collateral having a value of 100 per cent. of the aggregate Settlement Amount of all Certificates outstanding at the effective date of termination and all Certificates held by it and treated as not “outstanding” immediately prior to termination in accordance with this Agreement.

14.	REPRESENTATIONS AND WARRANTIES

Each of the Parties represents and warrants to the other:

(a)	that it is a company duly incorporated and validly existing under the laws of Jersey (in the case of GABI Trading) or Sweden (in the case of the Issuer);

(b)	that it has the requisite power and authority to enter into and perform this Agreement and all such actions have been duly authorised by all necessary procedures on its part;

(c)	that its obligations under this Agreement constitute its legal, valid and binding obligations, enforceable in accordance with their respective terms (subject to applicable bankruptcy, reorganisation, insolvency, moratorium or similar laws affecting creditors’ rights generally and subject, as to enforceability, to equitable principles of general application (regardless of whether enforcement is sought in a proceeding in equity or at law));

(d)	that the execution, delivery and performance of this Agreement by it will not:

(i)	result in a breach of any provision of its memorandum and articles of association or the Swedish equivalent thereof

(ii)	result in a breach of, or constitute a default under, any instrument to which it is a party or by which it is bound; or

(iii)	result in a breach of any order, judgment or regulation by which it is bound;

(e)	that it is not resident for tax purposes in the United Kingdom and has no office or other fixed place of business in the United Kingdom (as defined in Section 1141 of the Corporation Tax Act 2010 of the Unite Kingdom);

(f)	that it is not relying on any communication (written or oral) of the other Party as investment advice or as a recommendation to enter into any transaction;

(g)	that it is capable of assessing the merits of and understanding (on its own behalf or through independent professional advice), and understands and accepts, the terms, conditions and risks of any transaction referred to in or consequent upon this Agreement, and it is also capable of assuming, and assumes, the risks of any such transaction;

(h)	that the other party is not acting as a fiduciary for or an adviser to it in respect of any transaction referred to in or consequent upon this Agreement; and

(i)	that it is entering into this Agreement and any transaction referred to in or consequent upon this Agreement and any other documentation relating to this Agreement or any such transaction as principal (and not as agent or in any other capacity, fiduciary or otherwise).

15.	AMENDMENTS

This Agreement may only be amended by a written instrument signed by the Parties or their duly authorised representatives, and provisions of this Agreement may only be waived by a written instrument signed by the Party giving the waiver or its duly authorised representative.

16.	ASSIGNMENT

No Party shall assign, transfer, charge or otherwise deal with all or any of its rights and/or obligations under this Agreement without the prior written consent of the other Party.

17.	NOTICES

17.1.	All notices required to be given or served under this Agreement shall be:

(a)	in writing, in the English language, signed by the Party giving it;

(b)	delivered by hand or sent by registered mail to the Party concerned at its registered or principal office for the time being; or

(c)	sent by email to the Party concerned at the address for the time being notified to the other Party in writing for such purpose.

17.2.	A notice given hereunder shall have effect from the earlier of its actual or deemed receipt by the addressee.

17.3.	Subject to Clause 17.4, a notice shall be deemed to have been received:

(a)	if delivered by hand, at the time the notice is left at the registered or principal office for the time being of a Party;

(b)	if sent by registered mail, at the expiry of three Business Days after the day of posting; and

(c)	if sent by email, on the day sent, provided that the sender does not receive any notification of email delivery failure.

17.4.	For the purposes of Clause 17.3:

(a)	all references to time are to the time in the locality of the addressee; and

(b)	if deemed receipt would occur on a day which is not a Business Day, deemed receipt shall be at 9.00 a.m. on the next Business Day.

18.	ENTIRE AGREEMENT

18.1.	This Agreement constitutes the entire agreement of the Parties in respect of the subject matter of this Agreement.

18.2.	Each Party agrees and acknowledges that in entering into this Agreement it does not rely on any representation not expressly set out in this Agreement of any nature made to it by any person (whether a Party or not). Each Party irrevocably waives all claims, rights and remedies in relation to any such representations made to it before entering into this Agreement.

18.3.	Nothing in this Clause 18 excludes or restricts any liability or remedy for fraudulent misrepresentation or fraudulent concealment.

19.	GENERAL

19.1.	The Parties mutually agree to co-operate in any revision of this Agreement which may be necessary to meet any mandatory requirement of law or regulatory provision applicable to either of them.

19.2.	The Parties agree that they will continuously review this Agreement from the perspective of the reasonableness of its terms in the prevailing circumstances and of ensuring that it meets the objective of ensuring that obligations of the Issuer in respect of the outstanding Certificates are constantly and effectively hedged. If, at any time during the subsistence of this Agreement, the Parties should conclude that this Agreement no longer provides for a fair balance between their respective interests or does not meet such objective, the Parties agree to negotiate in good faith in order to adapt the terms hereof to such changed circumstances.

20.	GOVERNING LAW AND JURISDICTION

20.1.	This Agreement and any matter, claim or dispute arising out of, or in connection with, its subject-matter or formation (including non-contractual disputes or claims) shall be governed by and construed in accordance with the laws of Jersey, Channel Islands.

20.2.	Each of the Parties hereto irrevocably submits to the non-exclusive jurisdiction of the Courts of Jersey, Channel Islands as regards any matter, claim or dispute arising out of, or in connection with, this Agreement, its subject-matter or formation (including non-contractual disputes or claims).

21.	COUNTERPARTS

This Agreement may be executed in any number of counterparts and by different Parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which when so executed shall constitute one and the same binding agreement between the Parties.

IN WITNESS whereof this Agreement has been entered into the day and year first before written.

Signed by: Russell Newton	)	/s/ Russell Newton
)
duly authorised for and on behalf of	)
GABI TRADING LIMITED	)

Signed by: Dennis Engstrom	)	/s/ Dennis Engstrom
)
duly authorised for and on behalf of	)
XBT PROVIDER AB (PUBL))